Exhibit 99.1

A message from Kate Gebo, Executive Vice President, Human Resources and Labor Relations

To all employees:

I hope you and your family are well.

I expect you read the news related to our first quarter earnings – which reveals the difficult, unprecedented financial circumstances that we’re dealing with right now.

As you’ve heard repeatedly, we are aggressively and proactively reducing costs in every aspect of our business. Our May schedule is down 90% and we expect the same in June. I want to thank all of your who have participated or are participating in our voluntary leave programs or taking ANP. This is one of the biggest things you can do to help United at this time.

Additionally, we’ve suspended merit increases for our management and administrative staff, put a freeze on hiring, reduced vendor and third party spend significantly, reduced the base salaries of all of our Officers by 50%, and cut Oscar and Scott’s base salaries by 100%.

With that context, I wanted to share an update about our Annual Incentive Program and Profit Sharing Program. Under the design of both these programs, we are required to make a profit in order to make a payment to employees. Given the drop in travel demand and financial outlook for United Airlines, it is extremely unlikely that either of these programs will pay out for 2020. While this may be obvious to some, in the spirit of transparency, I thought it was important to be direct.

Of course, this is difficult news to deliver because we know that so many of you are persevering through tough circumstances - personally and professionally - and working particularly hard to help United through this crisis.

Please know how much we appreciate your commitment to our company. And continue to stay safe and take care of each other and your families.

Take care,

Kate

Kate Gebo

EVP Human Resources and Labor Relations